Exhibit D-2

                   AMENDMENT TO TAX SHARING AGREEMENT


	This Amendment to Tax Sharing Agreement (the "Amendment") is made effective as of October 1, 2001, by and among Great Plains Energy Incorporated ("GPE"), Kansas City Power & Light Company, Great Plains Power Incorporated, Home Service Solutions Inc., Worry Free Services, Inc., KLT Inc., KLT Investments Inc., KLT Investments II Inc., KLT
Energy Services Inc., KLT Gas Inc., KLT Telecom Inc., Energetechs,
Inc., Advanced Measurement Solutions, Inc., FAR Gas Acquisitions Corporation, KLT Gas Operating Company, WYMO Fuels, Inc., DTI Holdings, Inc., Digital Teleport, Inc., Digital Teleport of Virginia, Inc. and Kansas City Power & Light Receivables Company (collectively, the
"members of Group" or "Group" and individually "member of the Group" or "member").

	Whereas, the members of the Group have executed a certain Tax Sharing Agreement effective as of October 1, 2001 (the "Agreement"), and

	Whereas, the members of the Group wish to amend the Agreement to explicitly incorporate a provision from certain unanimous stipulations and agreements entered into by Kansas City Power & Light Company with the Kansas and Missouri regulatory commissions.

	Therefore, in consideration of the mutual promises and undertakings contained herein, the receipt and sufficiency of which is acknowledged, the members of the Group agree as follows:

1.	The Agreement is amended by inserting a new Section 11, as
        follows:

	11.	REGULATION

	Neither KCPL nor any of its affiliates, will seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Commission which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge cost (including cost of capital) or allocation incurred or accrued by KCPL in, or as a result of, a contract, agreement, arrangement, or transaction with any affiliate, associate, holding, mutual service or subsidiary company on the basis that such expense, charge, cost (including cost of capital) or allocation has itself been filed with or approved by the SEC or was incurred pursuant to a contract, arrangement, agreement or allocation method that was filed with or approved by the SEC.

2.	Except as amended above, the Agreement shall continue in full
	force and effect.

			[signature pages follow]

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first above written.

Great Plains Energy Incorporated 	Great Plains Power Incorporated



By /s/ B. J. Beaudoin 			By /s/ Stephen T. Easley


Kansas City Power & Light Company	Home Service Solutions, Inc.



By /s/ B. J. Beaudoin			By /s/ John J. DeStefano


KLT Inc.				KLT Energy Services Inc.



By /s/ John J. Grossi			By /s/ John J. Grossi


KLT Investments Inc.			KLT Gas Inc.



By /s James P. Gilligan			By /s/ B. B. Selkirk
					Bruce B. Selkirk, III


KLT Investments II Inc.			KLT Telecom Inc.



By /s/ John J. Grossi			By /s/ John J. Grossi


Worry Free Services, Inc.		KLT Gas Operating Company



By /s/ John J. DeStefano		By /s/ B. B. Selkirk
					Bruce B. Selkirk, III

FAR Gas Acquisitions Corporation	DTI Holdings, Inc.



By /s/ B. B. Selkirk			By:_____________________
Bruce B. Selkirk, III


Digital Teleport, Inc.			Digital Teleport of Virginia, Inc.



By:_________________________		By:_____________________


Energetechs, Inc.			WYMO Fuels, Inc.



By /s/ Douglas M. Morgan		By /s/ B. J. Beaudoin


Kansas City Power & Light
Receivables Company



By /s/ Andrea F. Bielsker